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                                                                     EXHIBIT 4.6

                            ACTION BY WRITTEN CONSENT

                             OF THE STOCKHOLDERS OF

                              3F THERAPEUTICS, INC.
                             a Delaware corporation

         The undersigned stockholders of 3F Therapeutics, Inc., a Delaware corporation, do hereby dispense with the formality of a meeting and adopt and approve the following resolutions:

         RESOLVED, that the proposed merger (the "Merger") of Seabiscuit Acquisition Corp., a Delaware corporation ("Merger Subsidiary") and a wholly-owned subsidiary of ATS Medical, Inc., a Minnesota corporation ("Parent"), with and into this Corporation pursuant to that certain Agreement and Plan of Merger dated as of January 23, 2006 (the "Merger Agreement"), by and among Parent, Merger Subsidiary, this Corporation and Boyd D. Cox, as the Stockholder Representative (the "Stockholder Representative"), is hereby approved.

         RESOLVED, FURTHER, that the Merger Agreement, a copy of which has been previously provided to the undersigned stockholders, is hereby adopted and approved, including without limitation the provisions relating to the undersigned stockholders' indemnification obligations to Parent as provided therein, the escrow of a certain portion of the consideration issuable to the stockholders of this Corporation in connection with the Merger (the "Merger Consideration") as provided therein, and the rights to set-off against the Merger Consideration as provided therein.

         RESOLVED, FURTHER, that the principal terms of the Merger Agreement are hereby adopted and approved.

         RESOLVED, FURTHER, that the appointment of Boyd D. Cox to act as the Stockholder Representative under the Merger Agreement, which Stockholder Representative shall have the powers, rights and indemnities provided in the Merger Agreement, is hereby authorized, ratified, confirmed and approved.

         RESOLVED, FURTHER, that, pursuant to and in accordance with the provisions of Article IV, Section 5(a)(iii) of the Restated Certificate of Incorporation of this Corporation (the "Restated Certificate"), the undersigned stockholders hereby elect to automatically convert all of the issued and outstanding shares of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of this Corporation (collectively, the "Preferred Stock") into such number of fully paid and non-assessable shares of the Common Stock of this Corporation as determined in accordance with the provisions of the Restated Certificate, such conversion to be effective as of immediately prior to and conditional upon the Effective Time of the Merger (as such term is defined in the Merger Agreement).

         RESOLVED, FURTHER, that the undersigned stockholders hereby waive, with regard to all shares of Preferred Stock owned directly or beneficially by the undersigned stockholders, (a) any and all anti-dilution rights and liquidation preferences under the Restated Certificate with respect to such shares of Preferred Stock or the conversion thereof as described in the immediately foregoing paragraph and/or as may result from or arise out of the transactions contemplated by the Merger Agreement, (b) any and all notice requirements, transfer restrictions or rights of first refusal that the undersigned stockholders may be subject or entitled to or have under that certain Fourth Amended and Restated Information and Registration Rights


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Agreement, dated as of April 18, 2005, among this Corporation and the Investors
(as therein defined; such agreement is referred to herein as the "Rights Agreement") as a result of or arising out of the Merger Agreement or the transactions therein contemplated and (c) any notice requirements and time periods contained in the Restated Certificate and/or Bylaws of this Corporation (as amended to date) with respect to any one or more of the foregoing; such waivers to be effective as of immediately prior to and conditional upon the Effective Time of the Merger (as such term is defined in the Merger Agreement).

         RESOLVED, FURTHER, effective with and conditional upon the Effective Time of the Merger, the Rights Agreement shall be, without further action by the parties thereto, deemed to have been amended to terminate the Rights Agreement, and, from and as of the Effective Time of the Merger, the Rights Agreement shall be of no further force or effect.

         This Action by Written Consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same Action by Written Consent. Each of the undersigned is executing this Action by Written Consent with respect to all shares of the Common Stock and/or the Preferred Stock of this Corporation held by him, her or it (and all shares shall be deemed to have been voted together as one class on an as-converted to Common Stock basis; as to the Common Stock, such shares also shall be deemed to have been voted on a separate class basis, if and to the extent required by law; and as to the Preferred Stock, such shares also shall be deemed to have been voted together as a separate class and, if and to the extent required by law, on a separate series basis among each of the series thereof).

         This Action by Written Consent and any executed counterparts shall be filed in the Book of Minutes of this Corporation and become a part of the records of this Corporation.


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